SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 17, 2005

ALLIED HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 373-4285

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective November 17, 2005, Allied Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Senior Secured, Super Priority Debtor-in-Possession Credit Agreement dated August 1, 2005 (the “Credit Agreement”) by and among the Company, Allied Systems, Ltd., each subsidiary of the Company listed as a “Credit Party” on the signature pages thereto, General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., Marathon Structured Finance Fund, L.P., and the other lenders signatory thereto.
     The Amendment provides that for purposes of calculating compliance with the financial covenants set forth in the Credit Agreement for any period that includes the fiscal month ended September 30, 2005, self-insured liability charges taken in such fiscal month shall not be included within the definition of “EBITDA” as defined in the Credit Agreement, provided that the aggregate amount of such charges shall not exceed $3,500,000. The Amendment to the Credit Agreement further provides that the Company’s financial statements to be delivered to its lenders under the Credit Agreement for the fiscal quarter ended September 30, 2005 were to be delivered by November 18, 2005, rather than November 17, 2005.
     As a result of the Amendment, the Company believes that it was in compliance with the covenants under the Credit Agreement as of November 17, 2005. The Company can give no assurances that it will continue to be in compliance with the covenants under the Credit Agreement in the future or that if it fails to comply, that it will be able to obtain amendments or waivers of such covenants on commercially reasonable terms, if at all.
     Except as noted above, all other terms of the Credit Agreement remain in full force and effect.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: November 22, 2005	By:	/s/ Thomas H. King
	Name:	Thomas H. King
	Title:	Executive Vice President and Chief Financial Officer